CAMPBELL GLOBAL TREND FUND, L.P.
MONTHLY REPORT - NOVEMBER 2012
STATEMENT OF CHANGES IN NET ASSET VALUE

Partners' Capital - Class A

Net Asset Value (8,173.907 units) at October 31, 2012	$8,307,485
Additions of 88.372 units on November 30, 2012	90,004
Redemptions of (9.092) units on November 30, 2012	(9,260)
Offering Costs	(3,483)
Net Income (Loss) - November 2012	20,899

Net Asset Value (8,253.187 units) at November 30, 2012	$8,405,645

Net Asset Value per Unit at November 30, 2012	$1,018.47

Partners' Capital - Class B

Net Asset Value (852.722 units) at October 31, 2012	$746,176
Additions of 221.430 units on November 30, 2012	194,216
Redemptions of (0.000) units on November 30, 2012	-
Offering Costs	(313)
Net Income (Loss) - November 2012	2,057

Net Asset Value (1,074.152 units) at November 30, 2012	$942,136

Net Asset Value per Unit at November 30, 2012	$877.10

Partners' Capital - Class C

Net Asset Value (8,678.874 units) at October 31, 2012	$9,182,330
Additions of 0.000 units on November 30, 2012	0
Redemptions of (0.000) units on November 30, 2012	0
Offering Costs	(3,849)
Net Income (Loss) - November 2012	38,457

Net Asset Value (8,678.874 units) at November 30, 2012	$9,216,938

Net Asset Value per Unit at November 30, 2012	$1,062.00

Partners' Capital - Class D

Net Asset Value (690.654 units) at October 31, 2012	$625,840
Additions of 23.084 units on November 30, 2012	21,000
Redemptions of (21.645) units on November 30, 2012	(19,692)
Offering Costs	(262)
Net Income (Loss) - November 2012	2,754

Net Asset Value (692.093 units) at November 30, 2012	$629,640

Net Asset Value per Unit at November 30, 2012	$909.76

STATEMENT OF INCOME (LOSS)

Income:
Gains (losses) on futures contracts:
Realized	$ (410,679)
Change in unrealized	309,654

Gains (losses) on forward contracts:
Realized	0
Change in unrealized	230,048
Intrest Income (Loss)	1,835
Total income	130,858

Expenses:
Management fee	31,627
Performance fee	0
Sales and brokerage fee	27,116
Operating expenses	7,948
Total Expenses	66,691
Net Income (Loss) - November 2012	$ 64,167

FUND STATISTICS

Partners' Capital - Class A

Net Asset Value per Unit on November 30, 2012	$1,018.47
Net Asset Value per Unit on October 31, 2012	$1,016.34
Unit Value Monthly Gain (Loss) %	0.21%
Fund 2012 calendar YTD Gain (Loss) %	-7.12%

Partners' Capital - Class B

Net Asset Value per Unit on November 30, 2012	$877.10
Net Asset Value per Unit on October 31, 2012	$875.05
Unit Value Monthly Gain (Loss) %	0.23%
Fund 2012 calendar YTD Gain (Loss) %	-6.94%

Partners' Capital - Class C

Net Asset Value per Unit on November 30, 2012	$1,062.00
Net Asset Value per Unit on October 31, 2012	$1,058.01
Unit Value Monthly Gain (Loss) %	0.38%
Fund 2012 calendar YTD Gain (Loss) %	-5.81%

Partners' Capital - Class D

Net Asset Value per Unit on November 30, 2012	$909.76
Net Asset Value per Unit on October 31, 2012	$906.16
Unit Value Monthly Gain (Loss) %	0.40%
Fund 2012 calendar YTD Gain (Loss) %	-5.23%

To the best of my knowledge and belief, the information contained herein is accurate and complete.

/s/ G. William Andrews
G. William Andrews
Chief Executive Officer
Campbell & Company, Inc.
General Partner
Campbell Global Trend Fund, L.P.

Prepared without audit

Dear Investor,

The Fund Profits in a Volatile November…

Gains in currencies and fixed income led to a profitable November for the Fund.  Many markets priced in renewed expectations of continued quantitative easing (QE) from global central banks, only slightly reversing the pullback of the QE trade experienced in October.  Investors focused mainly on global political developments, particularly in the U.S. and Japan, which helped to reassure markets that QE programs will remain in place for some time.  The Fund continues to be generally long the QE trade and benefited from renewed confidence in global central banks.

The majority of gains in the currency sector came from a short Japanese Yen position, the Fund’s most profitable trade on the month, as the “funding currency” moved significantly lower on increased likelihood of monetary easing by the BOJ.  Additional gains were recorded in fixed income trading as weaker economic data in the Euro-zone and U.S. election results increased quantitative easing expectations and pushed prices higher.  Losses were recorded in equity index trading as the positive correlation characteristics with fixed income markets exhibited last month came down slightly.  Equity markets moved lower mid-month on concerns over the U.S. fiscal cliff and European sovereign debt, only to reverse course on expected political compromise and central bank support, ending the month in positive territory.  Additional losses were recorded in the commodities sector, as short positions in industrial metals and crude oil were hurt by improving economic data out of China and growing geopolitical risks in the Middle East.

November was a relatively tame month for the CTA industry, with most managers ending the month with moderate gains or losses.  The diversity of returns in November is a stark contrast to October and a welcomed return to more “normal” market patterns.  Performance attributions were in line with expectations and maintaining steady risk allowed the Fund to navigate another volatile month.  We look forward to closing out 2012 in a strong fashion and will continue to seek absolute returns.

Please do not hesitate to call us with questions.

Sincerely,

Will Andrews
Chief Executive Officer
Campbell & Company, Inc. - General Partner